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EXHIBIT 8

OPINION AND CONSENT OF HULSEY, OLIVER & MAHAR, LLP

[LETTERHEAD OF HULSEY, OLIVER & MAHAR, LLP]

             , 2001

GB&T Bancshares, Inc.
P.O. Box 2460
Gainesville, Georgia 30503
Community Trust Financial Services Corporation
342 Marietta Highway
Suite 110
Hiram, Georgia 30141

    Re:
    Agreement and Plan of Reorganization between GB&T Bancshares, Inc. ("GB&T") and Community Trust Financial Services Corporation ("CT Financial Services") dated as of March 16, 2001 (the "Merger Agreement").

Gentlemen:

    We have acted as Counsel to GB&T in connection with the Merger Agreement. This opinion letter is furnished to you pursuant to the provisions of section 9.1(f) of the Merger Agreement, and terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Merger Agreement.

    In our capacity as such Counsel, we have participated in the preparation and execution of the Merger Agreement, its Schedules and Exhibits. In addition, we have (a) conferred with officers and agents of GB&T; (b) examined such corporate documents, records and certificates of GB&T, including the Articles of Incorporation, the Bylaws and the proceedings under which the transactions contemplated by the Merger Agreement were approved; (c) and examined such Federal and State laws, rules and regulations, and made such other investigations as we have deemed necessary or appropriate for the purposes of rendering this opinion. In addition, we have also made such examination of CT Financial Services' documents and records as we deemed necessary to render this opinion.

    In our examination, we have assumed the genuineness of all signatures and the authenticity of all materials submitted to us as originals and their conformity with the originals of all materials submitted to us as copies. We have further assumed (a) the due authorization, execution and delivery by all parties other than GB&T and of all agreements and documents that are to be executed and delivered by such other parties pursuant thereto; (b) the accuracy of the representations and warranties made by GB&T, as applicable, in or pursuant to the Merger Agreement; and (c) that the Merger Agreement and documents related thereto are valid, binding and enforceable obligations of all the parties thereto other than GB&T. As to matters of fact relative to conclusions of law, we have relied, to the extent reasonably necessary, upon information supplied by GB&T and upon certificates and other statements of public officials and upon certifications furnished us by counsel for CT Financial Services Corporation.

    Based upon and subject to the foregoing, we are of the opinion that:

      (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

      (b) the exchange in the Merger of CT Financial Services Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of CT Financial Services with respect to such exchange (except to the extent of any cash received);

      (c) neither GB&T nor CT Financial Services will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); and

      (d) the assumption by GB&T of CT Financial Services Options qualifying as "incentive stock options" under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code.

    This opinion letter is delivered in connection with the consummation of the transactions contemplated in the Merger Agreement, may be relied upon only by you in connection therewith, may not be relied upon by you for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated without our prior written consent.

HULSEY, OLIVER & MAHAR, LLP
By:	Samuel L. Oliver

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EXHIBIT 8 OPINION AND CONSENT OF HULSEY, OLIVER & MAHAR, LLP [LETTERHEAD OF HULSEY, OLIVER & MAHAR, LLP] , 2001